Exhibit 4.5.2
Execution
     This AMENDMENT NO. 2 (this “Amendment”), dated as of June 20, 2008 among MGIC INVESTMENT CORPORATION, a Wisconsin corporation (the “Company”), BNP Paribas, as administrative agent for the Banks (the “Agent”) and the several financial institutions from time to time party under the Agreement referred to below (collectively, the “Banks”; individually, a “Bank”).
RECITALS
     WHEREAS, the Company, such Banks and the Agent are parties to a Five-Year Credit Agreement dated as of March 31, 2005 (as modified and supplemented and in effect from time to time, the “Agreement”), providing, subject to the terms and conditions thereof, a credit facility to be made available by such Banks to the Company; and
     WHEREAS, the Company, the Banks and the Agent desire to amend the Agreement in certain respects as provided herein.
     NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     SECTION 1. DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
     SECTION 2. AMENDMENTS. Effective as of the date hereof as provided in Section 4 of this Amendment No. 2, the Agreement is hereby amended as follows:
     (a) References in the Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Agreement as amended hereby.
(b) Section 1.1 of the Agreement is hereby amended by amending the following definitions (to the extent already included in said Section 1.1) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.1):
     “Applicable Margin” means, for any date of determination, a percentage equal to the Applicable Margin set forth in the following table, corresponding to the Financial Strength Rating of MGIC from Moody’s and S&P on such date:

		Applicable	Applicable
		Margin for	Margin for
	Financial	Base Rate	Offshore Rate	Facility	Utilization
Level	Strength Rating	Loans	Loans	Fee	Fee
I	AA+/Aal or greater	0.550%	1.550%	0.150%	0.050%
II	AA/Aa2	0.775%	1.775%	0.175%	0.050%
III	AA-/Aa3	0.900%	1.900%	0.250%	0.100%
IV	A+/A1	1.025%	2.025%	0.350%	0.125%
V	A/A2	1.125%	2.125%	0.500%	0.125%
VI	Less than A/A2	1.225%	2.225%	0.625%	0.150%

provided, that if the Financial Strength Rating assigned to MGIC by S&P differs from the Financial Strength Rating assigned to MGIC by Moody’s by no more than one level, the level corresponding to the higher Financial Strength Rating shall apply, and provided further that if the Financial Strength Rating assigned to MGIC by S&P differs from the Financial Strength Rating assigned to MGIC by Moody’s by more than one level, the level corresponding to the level one below the higher Financial Strength Rating shall apply. The Applicable Margin shall change simultaneously with any change in the Financial Strength Rating.
     “Consolidated Net Worth” means, at any time, the sum of the Company’s consolidated stockholders’ equity (as determined in accordance with GAAP) plus, to the extent not included in such consolidated stockholders’ equity, the aggregate outstanding principal amount of the Company’s 9% Convertible Junior Subordinated Debentures due 2063.
     “Minimum Equity Amount” means $2,000,000,000; provided that if as of June 30, 2009, Consolidated Net Worth equals or exceeds $2,750,000,000, the Minimum Equity Amount shall be $2,250,000,000 at all times from and after June 30, 2009.
(c) Section 7.8(a) of the Agreement is hereby amended and restated in its entirety as follows:
     (a) Consolidated Net Worth to be less than the Minimum Equity Amount; or
     SECTION 3. REPRESENTATIONS.
     The Company hereby represents and warrants as of the date hereof as follows:
     (a) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;
     (b) the representations and warranties of the Company set forth in Article V of the Agreement (other than Section 5.5) are true and correct in all material respects on the date hereof, as if made on the date hereof (and after giving effect to this Amendment No. 2, and as if each reference in said Article V to “this Agreement” includes reference to this Amendment No. 2), except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date; and
     (c) both immediately before and after giving effect to the amendments under Section 2 hereof, no Default or Event of Default has occurred and is continuing.
     SECTION 4. CONDITIONS TO EFFECTIVENESS.
     The amendments to the Agreement set forth in Section 2 of this Amendment No. 2 shall become effective, as of July 1, 2008, upon receipt by the Agent of the following:
     (a) the Agent shall have received executed counterparts of this Amendment No. 2 duly executed and delivered by the Majority Banks, the Agent and the Company; and

     (b) each Consenting Bank shall have received payment of such Consenting Bank’s amendment fee as provided for in Section 5 below.
     SECTION 5. AMENDMENT FEE.
     The Company hereby agrees to pay to each Bank that has executed this Amendment No. 2, at the time this Amendment No. 2 becomes effective (each, a “Consenting Bank”), an amount equal to 0.15% of the aggregate Commitment of such Consenting Bank.
     SECTION 6. MISCELLANEOUS.
     (a) Except as set forth herein, the terms, provisions and conditions of the Agreement shall remain in full force and effect.
     (b) This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.
     (c) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     (d) By its signature below, each undersigned Bank hereby instructs the Agent to execute and deliver this Amendment.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AGENT

BNP Paribas,
As Administrative Agent

By:	/s/ Jo Ellen Bender
Name: Jo Ellen Bender

By:	/s/ Nader Tannous
Name: Nader Tannous

BANK

BNP PARIBAS,
as Lender

By:	/s/ Jo Ellen Bender
Name: Jo Ellen Bender Title: Managing Director

By:	/s/ Michael Pearce
Name: Michael Pearce Title: Director

BANK

Bank of America, N.A.
[Name of Bank]

By:	/s/ James H. Harper
Name: James H. Harper Title: Vice President

BANK

U.S. Bank, N.A.

[Name of Bank]

By:	/s/ Caroline V. Krider
Name: CAROLINE V. KRIDER Title: VICE PRESIDENT & SENIOR LENDER

BANK

The Northern Trust Company
[Name of Bank]

By:	/s/ Reid A. Acord
Name: Reid A. Acord Title: 2nd VP

BANK

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John S. McGill
Name: John S. McGill Title: Director

By:	/s/ Valerie Shapiro
Name: Valerie Shapiro Title: Vice President

COMPANY

MGIC INVESTMENT CORPORATION

By:	/s/ J. Michael Lauer
Name: J. Michael Lauer Title: EVP & CFO